FOR IMMEDIATE RELEASE

                        Investment Properties Associates
                         To Consider Sale of Properties

     New York, New York, February 5, 1997 ...Investment Properties Associates announced today that it was offering its commercial properties for sale. No offering price for the properties was specified. A spokesman for IPA said that the General Partners had determined to test the current market for the properties and that, if indications warranted, a sale of one or more of the such properties could result. The spokesman said that there could be no assurances that any offers for the properties would be received or that, if received, that they would be accepted by IPA.

     Investment Properties Associates is a limited partnership that owns and operates approximately 4.9 million square feet of commercial space in 14 properties located in New York, New Jersey, Illinois and Texas. The spokesman also indicated that inquiries should be limited to principals that have the capacity to administer a portfolio of this size.

CONTACT:    Irving  Schneider - (212)880-0160
               General Partner, IPA
               Executive V.P., Helmsley-Spear, Inc., Agent

            Robert Hecht - (212)880-0276
               C.F.O., IPA
               V.P., Finance, Helmsley-Spear, Inc., Agent

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